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Rider attached to and forming a part of Policy issued by MONY Life Insurance
Company

Unless shown in the Rider Schedule below, the effective date of this Rider is the Date of Issue of the Policy. If any provision in this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.

RIDER SCHEDULE (to be completed ONLY if Rider is attached after the Date of Issue of the Policy)

This Rider is issued in consideration of the application and payment of any minimum premiums. A copy of the application is attached to the Rider.

Policy No:
Insured:
Option Amount:
Class of Risk:
Date of Issue of this Rider:

                              PURCHASE OPTION RIDER

The Benefit

What is the Benefit of this Rider?

You may purchase a new individual life insurance policy on the life of the Insured for an amount up to the Option Amount as of each of the scheduled Option Dates without evidence of insurability. This Rider must be in force on the Option Dates with no monthly deduction for the Policy in default beyond its grace period. Any purchase is subject to all the provisions of this Rider and the Policy to which it is attached.

Option Dates

What are the Option Dates available?

Each policy anniversary on which the Insured is 25, 28, 31, 34, 37, 40, 43, 46 and 49 years of age and which occurs after the date this Rider is issued.

How can I exercise my option to buy a new life insurance policy?

Written application for a new policy and payment of the first premium must be received at our Administrative Office:

a) not more than 31 days after an Option Date; and

b) not more than 60 days prior to that Date.

When will the new policy take effect?

The new policy will take effect on the latest of:

(a) the Option Date;

(b) the date the application for the new policy is received; and

(c) the date the first premium is received.

The Insured must be living on the effective date of the new policy.

What happens if I do not exercise my option to buy a new policy on an Option
Date?

If you do not buy a new policy on an Option Date, the option will end for that Option Date. However, you may exercise your option to buy a new policy on any future Option Date.

Advanced Privilege to Buy

What is the Advance Privilege To Buy?

This privilege allows you to buy a new policy for the next available Option Date, in advance, if one of the following events occurs:

(a) marriage of the Insured;

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(b) birth of a child of the Insured; or

(c) legal adoption of a child by the Insured.

The next available Option Date will be the first available Option Date to occur on or after the date of marriage, birth or adoption and which has not already been used to buy a policy.

If I advance an Option Date, will that Option Date again be available?

No, the Option Date on which there would otherwise be a right to buy a new policy will no longer be available.

What happens if more than one child is born of the same pregnancy or more than one child is adopted in a single adoption?

Only one Advance Privilege To Buy is available regardless of the number of children born of one pregnancy or adopted in a single adoption. The amount of insurance that may be purchased will be the Option Amount multiplied by the number of children born of that pregnancy or adopted in a single adoption.

How do I exercise my Advance Privilege To Buy?

Written application and payment of the first premium for the new policy must be received at our Administrative Office not more than 60 days after the date of marriage, birth, or adoption. We also require satisfactory proof with the application that such event took place.

When will the new policy take effect?

The new policy will take effect on the later of:

(a) the date the application for the new policy is received; and

(b) the date the first premium is received.

The Insured must be living on the effective date of the new policy.

What happens if I do not use the Advance Privilege To Buy?

If you do not use this privilege, it will end on the 60th day after the date of the marriage, birth, or adoption. Failure to use this privilege will not affect any future Advance Privilege To Buy nor any future Option Dates.

What else should I know about the Advance Privilege To Buy?

We will automatically provide term insurance on the life of the Insured on the date of marriage, birth or adoption. The amount of term insurance will equal the Option Amount. The period of term insurance will start on the date of the marriage, birth or adoption which gives rise to an Advance Privilege to Buy and will end on the earliest of:

(a) 60 days from the date of the event;

(b) the date a new policy purchased under such privilege takes effect; and

(c) the date the Rider ends.

But, if a new policy purchased under such privilege takes effect during the period of term insurance, payment of the term insurance will be made only if such new policy is surrendered to us without claim except for refund of premiums paid for such new policy.

What happens if the Insured dies while this term insurance is in force?

The term insurance in force will be payable as part of the death proceeds of the Policy. Payment will be made upon receipt at our Home Office of:

(a) due proof that the Insured died while such term insurance is in force; and

(b) proof, which satisfies us, that the marriage, birth or adoption took place. Payment in any case is subject to all the provisions of the Policy of which this Rider is a part.

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The New Policy

What will be the face amount of the new policy?

The face amount of any new policy will be an amount not more than the Option Amount shown on Policy Page 3 or in the Rider Schedule above, except as provided in the answer to "What happens if more than one child is born of the same pregnancy or more than one child is adopted in a single adoption?".

On what type of plan may the new policy be issued?

The new policy must be on any individual level face amount life (not term) or endowment insurance plan. The new policy must be regularly issued by us for the same face amount and class of risk to which the Insured belonged on the date this Rider was issued. The new policy may also be on any other plan that we choose to offer on the date it is purchased.

If this policy is held pursuant to a plan intended to be a "qualified pension and retirement plan" as that term is defined in Internal Revenue Service Rev. Rul. 94-62, the new policy must be issued pursuant to the same plan. Provided however, that the immediately preceding sentence neither confers the right to nor indicates the propriety of the purchase of life insurance by a qualified pension and retirement plan to the extent such purchase is in conflict with federal tax or other law applicable to such a plan.

What other Provisions apply to the new policy?

The new policy will have the premiums and provisions in use by us on the date it is purchased for the Insured's gender, if applicable, attained age, and class of risk on the Date of Issue of this Rider. We may include provisions limiting death or disability benefits as may be in this Policy or policies of the same plan and amount being regularly issued by us to persons of the Insured's attained age and class of risk on the date the new policy is purchased.

An issue savings allowance will be applied toward payment of the premiums for each new policy purchased under this Rider. The amount of this allowance will be determined by us from time to time.

Can additional benefits be included in the new policy?

Yes. Additional benefits may be included in the new policy as follows:

-- Waiver of premium or monthly deduction rider- If no request is made to omit a waiver of premium or monthly deduction rider, a waiver of premium or monthly deduction rider will be made a part of the new policy if a waiver of monthly deduction rider is:

(a) in effect under this Policy on the date the new policy is effective; and

(b) then being regularly issued by us on the new policy.

    The waiver of any premiums or monthly deductions for the new policy will be subject to provisions and limitations of the new rider. But, if total disability started prior to the effective date of the new policy, premiums or monthly deductions for the new policy will be waived as of the date the new policy is effective.

-- Accidental death and dismemberment rider- An accidental death and dismemberment rider may be made a part of the new policy if an accidental death and dismemberment rider is:

(a) in effect under this Policy on the date the new policy is effective; and

(b) then being regularly issued by us on the new policy.

    Any other additional benefits may be included in the new policy only with our approval and subject to any requirements we then consider necessary.

The Suicide and Incontestability provisions of the new policy, with respect to that much of the new policy's face amount which does not exceed the Option Amount, are measured from the Date of Issue of the Purchase Option except when the Purchase Option has been reinstated. The Suicide and Incontestability provisions, as to any statements made in the reinstatement application, will then be measured from the date of the reinstatement.

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Rider Cost

What is the cost of this Rider and when is it deducted?

The monthly cost of this Rider deducted from the Fund Value on each Monthly Anniversary Day. The monthly rates for this Rider are shown in Section 2 of the Policy or in a supplement to this Rider.

When will monthly deductions not be made?

No monthly deduction will be made for this Rider after it ends.

General Provisions

Can this Rider be contested?

This Rider and any policies purchased under it will be incontestable, as to statements made in the application for it, after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue.

Rider Termination

When will this Rider end?

This Rider will end on the earliest of:

(a) the monthly anniversary day that falls on or follows the date we receive at our Administrative Office, written request to end it;

(b) the date the Policy goes out of force;

(c) 31 days after the last available Option Date; and

(d) the day before the policy anniversary immediately following the Insured's 49th birthday.

What does it mean when the Rider ends?

On and after its end, this Rider will have no force.

Attached on its Date of Issue.

/s/ Lee M. Smith
LEE M. SMITH, Secretary